NEWS
                                         Delta and Pine Land Company
                                         P.O. Box 157
                                         Scott, Mississippi 38772

Contact: Investors                       Media
         Tom Jagodinski                  Jonathan Gasthalter/Cassandra Bujarski
         Delta and Pine Land Company     Sard Verbinnen & Co
         (662) 742-4518                  (212) 687-8080


    DELTA AND PINE LAND ANNOUNCES CLOSING OF ACQUISITION BY MONSANTO COMPANY

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SCOTT,  MISSISSIPPI  -- June 1, 2007 - Delta and Pine Land Company  (NYSE:  DLP)
("D&PL"), a leading commercial breeder, producer and marketer of cotton planting seed, announced today that Monsanto Company (NYSE: MON) has completed its acquisition of D&PL for approximately $1.5 billion in cash. D&PL will operate independently of Monsanto's other commercial operations until Monsanto has completed its proposed divestitures of the Stoneville and NexGen businesses. D&PL will pay its third quarter dividend of $0.17 per share on June 11, 2007 to shareholders of record on May 31, 2007. As a result of the acquisition by Monsanto, D&PL will no longer be listed on the New York Stock Exchange under the DLP symbol.

About Delta & Pine Land

Delta and Pine Land Company is a commercial breeder, producer and marketer of cotton planting seed. Headquartered in Scott, Mississippi, with multiple offices in eight states and facilities in several foreign countries, D&PL also breeds, produces and markets soybean planting seed. For more information, please refer to the Company's Web site at http://www.deltaandpine.com.

Cautionary Statements Regarding Forward-Looking Information:

Certain matters discussed in this release are "forward-looking statements," including statements about the Company's future plans, goals and other events, which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by the Private Securities Litigation Reform Act of 1995. They can generally be identified because the context of such statements will include words such as "believes," "anticipates," "expects" or words of similar import. It is the nature of agricultural seed businesses that supply, demand and their timing are affected by many variables, including commodity prices, weather and government policy. Due to the seasonal nature of the seed business, the Company typically incurs losses in its first and fourth quarters. Additional risks and uncertainties with respect of the Company's business and forward looking statements are set forth in the Company's latest filings with the Securities and Exchange Commission

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